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                                                                    EXHIBIT 99.1


CONTACT:
Jerry Wong
POET Holdings, Inc.
(650) 577-2500
jwong@poet.com


   POET HOLDINGS, INC. ANNOUNCES FIRST QUARTER REVENUES OF $2.7 MILLION, COST
         REDUCTIONS, AND REVISED $16 MILLION REVENUE TARGET FOR CY 2001


SAN MATEO, CALIFORNIA -- APRIL 24, 2001 -- Poet Holdings, Inc. (Neuer Markt:
POXA) announced today revenues for the first quarter of calendar 2001 of $2.7 million. Revenues remained relatively unchanged in the quarter as compared with revenues for the quarter ended March 31, 2000. The net loss for the quarter ended March 31, 2001 was $3.6 million, or $0.34 per share, based on weighted average shares outstanding of 10,784,000, compared to a net loss of $1.8 million, or $0.17 per share, based on pro-forma weighted average shares outstanding of 10,574,000, for the quarter ended March 31, 2000. The Company is implementing cost reduction measures to lower budgetary operating expenses by approximately 15% or $3 million for the remainder of CY 2001 to address the current uncertainties in the economic climate. The Company is maintaining its plans to reach the break even point by the end of 2001 with targeted revenues for CY 2001 of approximately $16 million.

Product license revenues attributable to Poet's strategic Business-to-Business Supplier Enablement product line, the electronic Supplier Solutions (eSS), increased approximately 262%, to $719,000 in the quarter ended March 31, 2001, from approximately $199,000 in the quarter ended March 31, 2000. The Company closed a total of four new eSS end-user accounts during the quarter. Product license revenues attributable to Poet's object database product line, FastObjects, decreased approximately 34%, to $1.1 million in the quarter ended March 31, 2001, from approximately $1.6 million in the quarter ended March 31, 2000. Total consulting and training revenues increased approximately 26%, to $465,000 in the quarter ended March 31, 2001, from $369,000 in the quarter ended March 31, 2000. Total maintenance and support revenues increased approximately 28%, to $495,000 in the quarter ended March 31, 2001, from $385,000 in the quarter ended March 31, 2000

Total operating expenses for the quarter ended March 31, 2001 were $6.1 million compared to $4.6 million for the same period in 2000. Total operating expenses increased primarily due to increased sales and marketing expenses, which in turn were primarily due to increased headcount and new marketing programs. Research and

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development expenses as well as general and administrative expenses increased primarily due to increased headcounts.

The Company is implementing cost reduction measures in response to the uncertainties in the economy in North America and Western Europe. These measures will aim to reduce budgetary operating expenses over the next three quarters by a total of approximately $3 million, or 15%. This reduction in spending will be accomplished primarily by normal employee attrition, eliminating open positions and future planned hires and implementing tighter controls on discretionary spending and programs. The Company plans to achieve revenues of $16 million in calendar year 2001, with an annual loss of approximately $8 million. The Company also is maintaining its plans to approach the break-even point by the end of calendar 2001. With approximately $30 million in cash and liquid investments, the Company believes it is in a very strong position to weather the current economic slow down.

"We continue to be encouraged by the solid growth of our product license revenues for the eSupplierSolutions, which more than tripled compared to the first quarter of 2000, despite the difficult economic environment during this past quarter," said Dirk Bartels, President and CEO of Poet Holdings, Inc. "Several large transactions unexpectedly did not close during the last few days of the quarter, which attributed to lower than expected revenues and higher losses. None of these transactions were lost to competition, but rather delayed and we hope to close these deals over the next few months. Nevertheless, new accounts such as the Siemens Vertacross marketplace and International Paper, one of the biggest SAP R3 implementations in North America, and our announced partnership with Deutsche Telekom are adding to our momentum in the B2B Supplier Enablement space. We are cautiously bullish about our short and mid term outlook. We also completed a major project with Nortel Networks, a provider of high-end telecommunication equipment for our object database business, which underlines our position in the embedded database systems market. We are addressing the current economic slowdown by reducing our budgetary operating expenses for the next three quarters by approximately $3 million, or 15%. We also feel that our current cash position is sufficient to get us through the uncertainties in the economic climate. We expect quarter over quarter improvements in top and bottom line and expect to reach the break-even point around the end of 2001. As a result of the current economic conditions, we have lowered our revenue targets for the calendar year 2001 from $19 million to $16 million and continue to expect a loss of approximately $8 million."

About Poet Holdings, Inc.

Poet Holdings, Inc. offers comprehensive supplier enablement applications for B2B eCommerce. The Poet eSupplier Solutions (formerly named eCS) product family helps enterprises to establish new business relationships with their partners, customers and buying organizations, and to efficiently develop new distribution channels through electronic marketplaces.

The Company also provides "FastObjects by Poet" (formerly named OSS), the award-winning object database designed for management of complex data in embedded systems and applications.

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Poet Holdings, Inc. is headquartered in San Mateo, California, with offices throughout the US and Western Europe. The Company is traded on the Frankfurt Stock Exchange (Neuer Markt: POXA). For more information, visit www.poet.com or call 650-577-2500.

                                       ###

This press release contains forward-looking statements based on current expectations that involve risks and uncertainties, including risks associated with uncertainties pertaining to the timing and level of customer orders, demand for and market acceptance of products and services, development of markets for Poet Holdings, Inc. products and services, the U.S. and global economies, currency exchange fluctuations, revenue projections and other risks identified in Poet Holdings, Inc. SEC filings, including our report filed on Form 10-K for the year ended December 31, 2000, filed with the Securities and Exchange Commission. Due to these risks and uncertainties, Poet Holdings, Inc.'s actual results, events and performance may differ materially from the results discussed in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Poet Holdings, Inc. undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The unaudited financial statements that follow should be read in conjunction with the notes set forth in Poet Holdings, Inc. Form 10-K filed with the United States Securities and Exchange Commission.

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                      POET HOLDINGS, INC. AND SUBSIDIARIES
                 UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
               (in thousands, except share and par value amounts)

                                        ASSETS

                                                                          March 31,  December 31,
                                                                            2001        2000
                                                                          --------    --------
Current assets:
   Cash and equivalents ..............................................    $ 21,337    $ 18,747
   Short term investments ............................................        --        10,421
   Accounts receivable (net of allowances of $440 and $478
     in 2001 and 2000, respectively) .................................       2,910       3,751
   Inventories and other current assets ..............................         464         438
                                                                          --------    --------
     Total current assets ............................................      24,711      33,357
Property, furniture and equipment, net ...............................       1,478       1,308
Long term investments ................................................       9,013       4,003
Other assets .........................................................         335         239
                                                                          --------    --------
Total assets .........................................................    $ 35,537    $ 38,907
                                                                          ========    ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable ..................................................    $  1,359    $  1,252
   Accrued liabilities ...............................................       2,054       1,891
   Deferred revenue ..................................................       1,247       1,043
   Current portion of debt (including capital lease obligations) .....         225         244
                                                                          --------    --------
     Total current liabilities .......................................       4,885       4,430
                                                                          --------    --------
Long term obligation .................................................          95
Commitments and contingencies (Note 9)
Stockholders' equity:
   Preferred stock, $0.001 par value; 3,000,000 shares
     authorized; no shares outstanding ...............................         --          --
   Common stock, $0.001 par value; 100,000,000 shares authorized
   Shares outstanding:  2001 - 10,819,845; 2000 - 10,818,867; ........          11          11
   Additional paid in capital ........................................      66,218      66,217
   Deferred stock compensation .......................................        (295)       (353)
   Accumulated deficit ...............................................     (35,509)    (31,893)
   Accumulated other comprehensive income ............................         227         400
                                                                          --------    --------
     Total stockholders' equity ......................................      30,652      34,382
                                                                          --------    --------
Total liabilities and stockholders' equity ...........................    $ 35,537    $ 38,907
                                                                          ========    ========

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                      POET HOLDINGS, INC. AND SUBSIDIARIES
            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)

                                                                 Three Months Ended March 31,
                                                                     2001           2000
                                                                   --------       --------
Revenues:
    Product .................................................      $  1,790       $  2,017
    Consulting and training .................................           464            369
    Support and maintenance .................................           495            385
                                                                   --------       --------
Total revenues ..............................................         2,749          2,771
                                                                   --------       --------
Costs and Operating expenses:
    Cost of product .........................................            66             78
    Cost of consulting and training .........................           260            272
    Cost of support and maintenance .........................           319            232
    Selling and marketing ...................................         4,080          2,830
    Research and development ................................         1,146            957
    General and administrative ..............................           865            624
    Amortization of deferred stock compensation (*) .........            56            145
                                                                   --------       --------
                Total costs and operating expenses ..........         6,792          5,138
                                                                   ========       ========
Operating loss ..............................................        (4,043)        (2,367)
                                                                   --------       --------
Other income (expense):
    Interest expense ........................................            (9)           (11)
    Interest income and other, net ..........................           475            630
                                                                   --------       --------
    Total other income (expense), net .......................           466            619
                                                                   --------       --------
Loss before income taxes ....................................        (3,577)        (1,748)
Income tax benefit (expense) ................................           (39)          --
                                                                   --------       --------
Net loss ....................................................      $ (3,616)      $ (1,748)
                                                                   ========       ========
Other comprehensive income (loss) ...........................          (173)           (23)
                                                                   --------       --------
Comprehensive loss ..........................................      $ (3,789)      $ (1,771)
                                                                   ========       ========
Basic and diluted net loss per share (Note 1) ...............      $  (0.34)      $  (0.17)
Shares used in computing basic and diluted net loss per share        10,784         10,574

(*) Amortization of deferred stock compensation
    Cost of consulting and training .........................      $      6       $     17
    Cost of support and maintenance .........................             3              7
    Selling and marketing ...................................            24             66
    Research and development ................................            17             41
    General and administrative ..............................             6             14
                                                                   --------       --------
                                                                   $     56       $    145
                                                                   ========       ========